Exhibit 99.1

News Release

Contact:    Stephen Allison

                  Gensym Corporation

                  781-265-7100

Gensym Releases First Quarter 2006 Results

Burlington, Mass. – May 8, 2006 – Gensym Corporation (OTC Bulletin Board: GNSM), a leading provider of rule engine software for mission-critical solutions, today announced revenues of $3,924,000 and a net loss of $575,000, or $0.08 per diluted share, for the quarter ended March 31, 2006. For the corresponding quarter of 2005, Gensym had revenues of $5,143,000 and net income of $191,000, or $0.02 per diluted share.

The results for this quarter included a non-cash expense related to stock-based compensation of $84,000, or $0.01 per share. Stock-based compensation was not required to be expensed under U.S. Generally Accepted Accounting Principles (GAAP) in the same quarter last year.

“Although this past quarter was difficult financially, I remain encouraged that the changes we have been making since I returned as CEO in January are positioning us for growth and profitability during the remainder of 2006,” said Lowell Hawkinson, Gensym’s chairman, president and CEO. “In particular, I have taken actions to focus the company more tactically and to terminate certain unproductive programs, which will reduce expenses in future quarters.

“During the first quarter we experienced delays in expected government contract business that impacted both license and services revenues. However three of the four major contracts that we had been expecting are now in, with the fourth anticipated shortly. Thus government contract business should be strong for us for the balance of 2006.

“A highlight of the first quarter was our user summit, held in March in Houston. Gene Kranz, whose NASA mission-control team brought back the Apollo 13 spacecraft after an onboard explosion, gave a rousing keynote presentation speaking to the theme of ‘Failure is Not an Option.’ Users gave excellent presentations on the value of G2, including those from new partners General Atomics and SmartSignal and from the Canadian military, Consolidated Edison, Dow Chemical, JEA, SGS MinnovEX, Siemens, and others.

“We are continuing our strong pace of product innovation with an important release of our flagship G2® product, version 8.3 planned for the second half of this year and major new releases of our G2-based products planned for the remainder of 2006, beginning in the second quarter with releases of G2 ReThink® 5.0 and G2 Optegrity™ 5.0.”

Management will hold a conference call to discuss Gensym’s financial results for the quarter ended March 31, 2006 on Monday, May 8 at 4:00 p.m. (EST). Individuals who wish to participate should dial (866) 866-1333 or (404) 260-1421. A replay of the call will be available through the end of the day Monday, May 15, 2006 at (866) 430-1300 or (404) 260-1414. Enter pin 4804300#. Dial ‘4’ to listen to the recording. When prompted, enter confirmation number 20060428288735#.

About Gensym Corporation

Gensym Corporation (www.gensym.com) is a leading provider of rule engine software and services for mission-critical solutions that automate decisions in real time. Gensym’s flagship G2 software applies real-time rule technology for decisions that optimize operations and that detect, diagnose, and resolve costly problems. With G2, the world’s largest organizations in manufacturing, utilities, communications, transportation, aerospace, finance, and government maximize the agility of their businesses and achieve greater levels of performance. Gensym and its numerous partners deliver a range of services throughout the world, including training, software support, application consulting, and complete solutions.

Gensym, G2, and ReThink are registered trademarks and Optegrity is a trademark of Gensym Corporation. All other trademarks are property of their respective owners.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this news release that relate to prospective events or developments are deemed to be forward-looking statements. These forward-looking statements are subject to important risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the impact of intense competition, the effectiveness of our indirect distribution channel and strategic relationships and the ability of our partners to effectively market and deliver their Gensym-based solutions, fluctuations in demand for our products, and the other risks and factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained. We disclaim any intent or obligation to update any forward- looking statement as a result of developments occurring after the date of this news release.

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GENSYM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$3,236	$3,176
Accounts receivable, net	3,600	3,987
Other current assets	339	336

Total current assets	7,175	7,499
Property and equipment, net	593	599
Deposits and other assets	126	153

Total assets	$7,894	$8,251

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Other current liabilities	$2,090	$2,129
Deferred revenue	4,743	4,740

Total current liabilities	6,833	6,869
Long term deferred revenue	330	206
Capital lease obligations and other long term liabilities, net of current portion	194	179
Total stockholders’ equity	537	997

Total liabilities and stockholder’s equity	$7,894	$8,251

GENSYM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

(Unaudited)

	Three Months Ended March 31
	2006	2005
REVENUES:
Product	$1,663	$2,294
Services	2,261	2,849

Total revenues	3,924	5,143

COST OF REVENUES:
Product	131	149
Services	993	1,198

Total cost of revenues	1,124	1,347

Gross profit	2,800	3,796

OPERATING EXPENSES:
Sales and marketing	1,304	1,407
Research and development	961	1,037
General and administrative	1,097	1,140

Total operating expenses	3,362	3,584

Operating income (loss)	(562)	212

OTHER (LOSS) INCOME
Interest income	1	11
Interest expense	(5)	(13)
Other (expense) income, net	(7)	(3)

Total other (loss) income	(11)	(5)

Income (loss) before provision for income taxes	(573)	207

PROVISION FOR INCOME TAXES	2	16

Net income (loss)	$(575)	$191

Basic earnings (loss) per share	$(0.08)	$0.03
Diluted earnings (loss) per share	$(0.08)	$0.02
Weighted average common shares outstanding, basic	7,437	7,264
Weighted average common shares outstanding, diluted	7,437	8,437